Exhibit (11)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Trustees of
 State Street Research Exchange Trust

            We consent to the incorporation by reference in the Statement of Additional Information constituting part of this Amendment No. 16 to the Registration Statement of the State Street Research Exchange Trust on Form N-1A (1940 Act File No. 811-4256) of our report dated February 12, 1999 on our audit of the financial statements and the financial highlights of State Street Research Exchange Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1998. We also consent to the reference to our Firm under the caption "Investment Advisory and Other Services" in the Registration Statement.


                                                 /s/ PricewaterhouseCoopers LLP
                                                 PricewaterhouseCoopers LLP

Boston, Massachusetts
April 30, 1999